Exhibit 2.4

CONFIDENTIALITY AGREEMENT

This Agreement made as of the 14 day of February, 2006

BETWEEN:

SHELLBRIDGE OIL & GAS, INC., a body corporate, incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as “Shellbridge”)

- and -

TRUE ENERGY TRUST and TRUE ENERGY INC, bodies corporate, incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as “True”)

Shellbridge and True have entered into discussions with respect to the Possible Transaction and now wish to establish procedures whereby each may examine the assets and financial condition of the other with a view to determining whether to proceed with the Possible Transaction.

NOW THEREFORE in consideration of these premises and the covenants of the parties herein contained, the parties hereto agree as follows:

1.                                     In this agreement, including the recitals hereto, the following words and phrases shall have the following meanings unless the context otherwise requires:

(a)                                  “Affiliate” has the meaning given to affiliated bodies corporate under the Business Corporations Act (Alberta);

(b)                                 “Confidential Information” refers to any and all information acquired by a party from the other party in the course of its Review, including information acquired prior to the execution of this agreement, which shall include, without limiting the generality of the foregoing, financial information, engineering reports, operations data, geological information, maps, well data, prospect data, compilations, cross-sections and seismic information, (both raw and processed data) which is or may be either applicable to or directly related in any way to the assets, business or affairs of the party providing such information and its Affiliates and which would logically be considered confidential in view of its relationship to the whole disclosure together with all notes analyses, compilations, forecasts, studies or other documents prepared by a party containing or based upon, in whole or in part, information acquired by a party hereunder. Confidential Information shall not include Non-proprietary Information;

(c)                                  “Employee Inducement” means any attempt by a party, whether successful or otherwise, to knowingly initiate any solicitation of the employment of employees of the other party or its Affiliates, provided however nothing herein shall restrict either party from newspaper advertising of vacant positions in the ordinary course of business where such advertising is not aimed at employees of the other party;

(d)                                 “Non-proprietary Information” refers to:

(i)                                     information which is within the public domain at the date of its disclosure or which thereafter enters the public domain through no fault of a party hereto (but only after it becomes part of the public domain) or was or comes into its lawful possession at any time with full right of disclosure;

(i)                                     information which is or becomes lawfully known to a party at any time without restrictions as to disclosure; or

(i)                                     information which is independently developed by a party as shown by competent evidence provided that any combination of the information which comprises part of the Confidential Information shall not be deemed to be Non-proprietary Information merely because individual parts of that information were within the public domain or in the prior lawful possession of a party or were so received by a party unless the combination itself was within the public domain or in the prior lawful possession of a party or was so lawfully received by a party;

(e)                                  “Possible Transaction” means the potential business combination between Shellbridge and True which may be implemented by takeover bid, plan of arrangement, combination, acquisition, divestiture, strategic alliance or other transaction which may be negotiated by Shellbridge and True;

(f)                                    “Review” means a party’s review of the books, records, properties, information, engineering reports, well data, geological analyses, prospect data and business affairs of the other for the purposes of the Possible Transaction; and

(g)                                 “Review Period” means the period commencing on the date hereof and continuing until the earlier to occur of the consummation of the Possible Transaction and delivery by either Shellbridge or True of a notice to the other that it does not desire to proceed with the Possible Transaction.

2.                                       During the Review Period each party shall furnish to the Representatives of the other such information as the said Representatives shall reasonably request in order to conduct the Review, together with such access to its premises, records and other information, including access after normal business hours and on weekends, as the other may reasonably require.

3.                                       Shellbridge and True shall:

(a)                              ensure that each of their respective directors, officers, employees, agents, consultants, advisors and other representatives (collectively the “Representatives”) shall:

(i)                                     only be given access to the Confidential Information on a need to know basis; and

(ii)                                  prior to being given access to the Confidential Information, be made aware of the requirements of confidentiality set out in this agreement, agree to maintain the confidentiality of the Confidential Information and to comply with the obligations of Shellbridge and True hereunder and further, Shellbridge and True agree to be responsible for any breach of this Agreement by their respective Representatives;

(b)                             ensure that all Confidential Information is kept fully secret and confidential after receipt of same, safeguard and strictly control the dissemination of the Confidential Information and, not release or disclose any Confidential Information to any natural or legal person, including a corporation, trust or partnership, other than its Representatives;

(c)                              use the Confidential Information only for the purposes of conducting the Review and implementing the Possible Transaction and shall not use, exploit or employ the Confidential Information for any other purpose or in any other manner;

(d)                             at the request of the party providing same, promptly return all documents and material provided hereunder as well as all notes, summaries, reports, memoranda, analyses or copies of such material including the mechanical or electronic means to produce such documents, or at a party’s direction certify in writing that all such documents or material were destroyed, provided that a party shall have the option to destroy any notes or summaries of Confidential Information made by it and erase all mechanical or electronic means to produce or view such documents which may contain Confidential Information of such party;

(e)                              not engage in Employee Inducement.

4.                                       Without the prior written consent of the other, except as required by law or the regulations of any stock exchange in which the securities of such party may be listed, neither party hereto, nor any of the directors, employees or agents thereof shall, until the expiration of six (6) months from the date hereof disclose to any third person either the fact that discussions or negotiations are taking place concerning the Possible Transaction or any of the provisions, terms, conditions or other facts with respect to the Possible Transaction including the status thereof or with respect to the Confidential Information unless necessary, in the opinion of such party’s counsel to comply with any statutory, regulatory, governmental or judicial requirement. In the event either party is, in the opinion of its counsel, obligated by such a requirement to make a disclosure otherwise prohibited hereunder the party so obligated shall give prompt notice of the circumstances to the other party by personal delivery and shall reasonably cooperate with the other party in its attempts to eliminate or limit such disclosure and on the form, content and timing of any public announcement.

5.                                       The parties acknowledge that Canadian securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.                                       The parties understand and acknowledge that the Confidential Information is provided with no representation or warranty as to the accuracy or completeness of the Confidential Information and that neither party nor its Representatives has any liability to the other party or its Representatives as a result of the use of the Confidential Information.

7.                                       This agreement shall not be construed as granting expressly or by implication during its term or thereafter any rights with respect to any Confidential Information disclosed pursuant to this agreement.

8.                                       This Confidentiality Agreement shall remain in force for a period of one year from the date hereof.

9.                                       Shellbridge and True each agree with the other that breach of this agreement by the other or its Representatives will cause it irreparable injury which may not be adequately compensated for by damages. The parties therefore agree that each shall be entitled to equitable relief, including injunctive relief and specific performance in the event of breach of this agreement and each party hereby consents to any preliminary or exparte applications for such relief to any court of competent jurisdiction, provided that such party has given a minimum of 48 hours notice of such application to the other party. No failure or delay by a party in exercising any of its rights or pursuing any remedies available to it hereunder or at law or in equity shall in any way constitute a waiver or prohibition of such rights and remedies in the event of a breach of this agreement or any agreement entered into in furtherance hereof. Such remedies shall not be deemed to be exclusive remedies for the breach of this agreement but shall be in addition to all other remedies at law or in equity.

10.                                 If any provision of this agreement is wholly or partially unenforceable for any reason such unenforceability will not affect the enforceability of the balance of this agreement and all provisions of this agreement shall, if alternative interpretations are applicable, be construed so as to preserve the enforceability hereof.

11.                                 No later than 4:00 p.m. on March 7, 2006 each party shall elect whether to proceed with the Possible Transaction. If the parties decide to proceed with the Possible Transaction, then the parties will continue to negotiate in good faith in order to conclude agreements incorporating such terms and conditions which are mutually acceptable so as to effect the Possible Transaction at the earliest practicable date. If either party determines that it does not wish to enter into the Possible Transaction, then it will promptly advise the other of this fact.

12.                                 Any notice or other communication to be given in connection with this agreement shall be given in writing and shall be given by personal delivery addressed to the recipient as follows:

To:	Shellbridge Resources Inc.
#230, 10991 Shellbridge Way
Richmond BC V6X 3C6
Attention: Wayne J. Babcock
(STRICTLY CONFIDENTIAL)

To:	True Energy Trust
2300, 530 8th Avenue S.W.
Calgary, Alberta T2P 3S8
Attention: Wayne Jessee, Vice President, Chief Operating Officer
(STRICTLY CONFIDENTIAL)

or to such other address as may be designated by notice given by either party to the other. Any notice or other communication given by personal delivery shall be conclusively deemed to have been given the day of actual delivery.

13.                                 All requests for Confidential Information shall be directed to the designated representative of Shellbridge or True as the case may be (which representative may be designated orally) and the parties agree that they will not request Confidential Information from any other employee or representative of the other party.

14.                                 This agreement expresses the entire agreement between the parties hereto with respect to the communication and delivery of Confidential Information.

15.                                 This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16.                                 This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the courts of such Province shall have exclusive jurisdiction to entertain applications for injunctive relief and all other actions arising in connection herewith.

IN WITNESS WHEREOF each of the parties hereto has hereunto executed this agreement as of the date and year first above written.

SHELLBRIDGE OIL & GAS INC.		TRUE ENERGY TRUST

Per:	/s/ [ILLEGIBLE]	Per:	/s/ [ILLEGIBLE]
	CFO		Vice President, Chief Operating Officer

TRUE ENERGY INC.

		Per:	/s/ [ILLEGIBLE]
Vice President, Chief Operating Officer